CUSIP No. 346242100                                          Page 1 of 14 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)


                               Electric City Corp.
                                (Name of Issuer)

                         Common Stock, $.0001 par value
                         (Title of Class of Securities)


                                    284868106
                                 (CUSIP Number)



                                  July 29, 2002
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [ ] Rule 13d-1(b)
                              |X| Rule 13d-1(c)
                              [ ] Rule 13d-1(d)

CUSIP No. 346242100                                          Page 2 of 14 Pages

========== =====================================================================
  1        NAME OF REPORTING PERSON

           Augustine Fund, L.P.
---------- ---------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   |X|
                                                                      (b)   [ ]
---------- ---------------------------------------------------------------------
  3        SEC USE ONLY

---------- ---------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Illinois
--------------------------- --------- ------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER
          SHARES                      0
       BENEFICIALLY         --------- ------------------------------------------
         OWNED BY              6      SHARED VOTING POWER
           EACH                       1,441,897
        REPORTING           --------- ------------------------------------------
          PERSON               7      SOLE DISPOSITIVE POWER
           WITH                       0
                            --------- ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      1,441,897
----------- --------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,441,897
----------- --------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES                                                  |X|

----------- --------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            4.6%
----------- --------------------------------------------------------------------
12          TYPE OF REPORTING PERSON
            PN

================================================================================

CUSIP No. 346242100                                          Page 3 of 14 Pages

========== =====================================================================
  1        NAME OF REPORTING PERSON

           Augustine Capital Management, LLC
---------- ---------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   |X|
                                                                       (b)   [ ]
---------- ---------------------------------------------------------------------
  3        SEC USE ONLY

---------- ---------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------- --------- ------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER
          SHARES                      0
       BENEFICIALLY         --------- ------------------------------------------
         OWNED BY              6      SHARED VOTING POWER
           EACH                       1,441,897
        REPORTING           --------- ------------------------------------------
          PERSON               7      SOLE DISPOSITIVE POWER
           WITH                       0
                            --------- ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      1,441,897
----------- --------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,441,897
----------- --------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES                                                   |X|
----------- --------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            4.6%
----------- --------------------------------------------------------------------
12          TYPE OF REPORTING PERSON
            PN
================================================================================

CUSIP No. 346242100                                          Page 4 of 14 Pages

========== =====================================================================
  1        NAME OF REPORTING PERSON

           Delano Group Securities, LLC
---------- ---------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   |X|
                                                                       (b)   [ ]
---------- ---------------------------------------------------------------------
  3        SEC USE ONLY

---------- ---------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------- --------- ------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER
          SHARES                      0
       BENEFICIALLY         --------- ------------------------------------------
         OWNED BY              6      SHARED VOTING POWER
           EACH                       97,412
        REPORTING           --------- ------------------------------------------
          PERSON               7      SOLE DISPOSITIVE POWER
           WITH                       0
                            --------- ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      97,412
----------- --------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            97,412
----------- --------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES                                                   |X|
----------- --------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            <0.01%
----------- --------------------------------------------------------------------
12          TYPE OF REPORTING PERSON
            PN
================================================================================

CUSIP No. 346242100                                          Page 5 of 14 Pages

========== =====================================================================
  1        NAME OF REPORTING PERSON

           David R. Asplund
---------- ---------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   |X|
                                                                       (b)   [ ]
---------- ---------------------------------------------------------------------
  3        SEC USE ONLY

---------- ---------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------- --------- ------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER
          SHARES                      0
       BENEFICIALLY         --------- ------------------------------------------
         OWNED BY              6      SHARED VOTING POWER
           EACH                       97,412
        REPORTING           --------- ------------------------------------------
          PERSON               7      SOLE DISPOSITIVE POWER
           WITH                       0
                            --------- ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      97,412
----------- --------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            97,412
----------- --------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES                                                   |X|

----------- --------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            <0.01%
----------- --------------------------------------------------------------------
12          TYPE OF REPORTING PERSON
            IN

================================================================================

CUSIP No. 346242100                                          Page 6 of 14 Pages

========== =====================================================================
  1        NAME OF REPORTING PERSON

           Thomas F. Duszynski
---------- ---------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   |X|
                                                                       (b)   [ ]
---------- ---------------------------------------------------------------------
  3        SEC USE ONLY

---------- ---------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------- --------- ------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER
          SHARES                      0
       BENEFICIALLY         --------- ------------------------------------------
         OWNED BY              6      SHARED VOTING POWER
           EACH                       1,441,897
        REPORTING           --------- ------------------------------------------
          PERSON               7      SOLE DISPOSITIVE POWER
           WITH                       0
                            --------- ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      1,441,897
----------- --------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,441,897
----------- --------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES                                                   |X|

----------- --------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            4.6%
----------- --------------------------------------------------------------------
12          TYPE OF REPORTING PERSON
            IN

================================================================================

CUSIP No. 346242100                                          Page 7 of 14 Pages

========== =====================================================================
  1        NAME OF REPORTING PERSON

           David M. Matteson
---------- ---------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   |X|
                                                                       (b)   [ ]
---------- ---------------------------------------------------------------------
  3        SEC USE ONLY

---------- ---------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------- --------- ------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER
          SHARES                      0
       BENEFICIALLY         --------- ------------------------------------------
         OWNED BY              6      SHARED VOTING POWER
           EACH                       1,441,897
        REPORTING           --------- ------------------------------------------
          PERSON               7      SOLE DISPOSITIVE POWER
           WITH                       0
                            --------- ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      1,441,897
----------- --------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,441,897
----------- --------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES                                                   |X|
----------- --------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            4.6%
----------- --------------------------------------------------------------------
12          TYPE OF REPORTING PERSON
            IN

================================================================================

CUSIP No. 346242100                                          Page 8 of 14 Pages

========== =====================================================================
  1        NAME OF REPORTING PERSON

           Brian D. Porter
---------- ---------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   |X|
                                                                       (b)   [ ]
---------- ---------------------------------------------------------------------
  3        SEC USE ONLY

---------- ---------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------- --------- ------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER
          SHARES                      0
       BENEFICIALLY         --------- ------------------------------------------
         OWNED BY              6      SHARED VOTING POWER
           EACH                       1,441,897
        REPORTING           --------- ------------------------------------------
          PERSON               7      SOLE DISPOSITIVE POWER
           WITH                       0
                            --------- ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      1,441,897
----------- --------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,441,897
----------- --------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES                                                   |X|
----------- --------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            4.6%
----------- --------------------------------------------------------------------
12          TYPE OF REPORTING PERSON
            IN

================================================================================

CUSIP No. 346242100                                          Page 9 of 14 Pages

========== =====================================================================
  1        NAME OF REPORTING PERSON

           John T. Porter
---------- ---------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   |X|
                                                                       (b)   [ ]
---------- ---------------------------------------------------------------------
  3        SEC USE ONLY

---------- ---------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------- --------- ------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER
          SHARES                      0
       BENEFICIALLY         --------- ------------------------------------------
         OWNED BY              6      SHARED VOTING POWER
           EACH                       1,441,897
        REPORTING           --------- ------------------------------------------
          PERSON               7      SOLE DISPOSITIVE POWER
           WITH                       0
                            --------- ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      1,441,897
----------- --------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,441,897
----------- --------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES                                                   |X|
----------- --------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            4.6%
----------- --------------------------------------------------------------------
12          TYPE OF REPORTING PERSON
            IN

================================================================================

CUSIP No. 346242100                                          Page 10 of 14 Pages

Item 1(a) Name of Issuer:

         Electric City Corp.

Item 1(b) Address of Issuer's Principal Office:

         1280 Landmeier Road
         Elk Grove Village, IL 60007-2410

Item 2(a) Name of Person Filing:

         Augustine Fund, L.P.
         Augustine Capital Management, LLC
         Delano Group Securities, LLC
         David R. Asplund
         Thomas F. Duszynski
         David M. Matteson
         Brian D. Porter
         John T. Porter

Item 2(b) Address of Principal Business Office or, if none, Residence:

         The business address of each person filing is 141 West Jackson Boulevard, Suite 2182, Chicago, Illinois 60604.

Item 2(c) Citizenship:

         Augustine Fund, L.P. is an Illinois limited partnership.
         Augustine Capital Management, LLC is an Delaware limited liability company.
         Delano Group Securities, LLC is a Delaware limited liability company. David R. Asplund, Thomas F. Duszynski, David M. Matteson, Brian D.
          Porter and John T. Porter are all United States citizens and residents of the State of Illinois.

Item 2(d) Title of Class of Securities:

         Common Stock.

Item 2(e) CUSIP Number:

         284868106

CUSIP No. 346242100                                          Page 11 of 14 Pages


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not applicable.

Item 4.  Ownership

       Augustine Fund, L.P. ("Augustine Fund") may be deemed to share power to vote and dispose of the shares owned of record with its general partner Augustine Capital Management, LLC ("Augustine Capital") and with the controlling members, directors and officers of Augustine Capital, all of whom are Thomas F. Duszynski, David M. Matteson, Brian D. Porter and John T. Porter. Delano Group Securities, LLC ("Delano") may be deemed to share power to vote and dispose of the shares owned of record with its controlling member, director and officer, who is David R. Asplund. Shares owned of record by Augustine Fund may be deemed to be beneficially owned by any or all of Augustine Fund, Augustine Capital, Thomas F. Duszynski, David M. Matteson, Brian D. Porter and John T. Porter (collectively, the "Group Members"). Delano and Mr. Asplund disclaim beneficial ownership of any shares owned by any of the Group Members. The Group Members disclaim beneficial ownership of any shares owned by Delano and Mr. Asplund.

         (a)  Amount Beneficially Owned:

       The Group Members beneficially own 1,441,897 shares of the Common Stock. Delano and Mr. Asplund beneficially own 97,412 shares of the Common Stock.

         (b)  Percent of Class:

       The Group Members beneficially own 4.6% of the Common Stock. Delano and Mr. Asplund beneficially own less than 0.1% of the Common Stock.

         (c) Each of the Group Members has the number of shares listed below as to which such Group Member has:

           (i) sole power to vote or direct the vote:  0

           (ii) shared power to vote or direct the vote:  1,441,897

           (iii) sole power to dispose or direct the disposition of:  0

           (iv) shared power to dispose or direct the disposition of:  1,441,897

         Delano and Mr. Asplund each share power to vote or direct the vote of, and to dispose or direct the disposition of, 97,412 shares of the Common Stock. Delano and Mr. Asplund have sole power to vote or direct the vote of, and to dispose or direct the disposition of, 0 shares of the Common Stock.

CUSIP No. 346242100                                          Page 12 of 14 Pages


Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         The Group Members are the members of the group filing this Schedule 13G. Mr. Asplund and Delano are jointly filing this Schedule 13G with the Group Members but are not members of the group formed by the Group Members.

Item 9.  Notice of Dissolution of Group

         Mr. Asplund and Delano were formerly members of a "group" with the Group Members. As of May 10, 2002, they ceased being members of such group.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 346242100                                          Page 13 of 14 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    August 22, 2002
                                        AUGUSTINE FUND, L.P.

                                        By:  AUGUSTINE CAPITAL MANAGEMENT, LLC
                                             General Partner

                                        By:   /s/ John T. Porter
                                              John T. Porter, President


                                        AUGUSTINE CAPITAL MANAGEMENT, LLC

                                        By:   /s/ John T. Porter
                                              John T. Porter, President


                                        DELANO GROUP SECURITIES, LLC

                                        By:   /s/ David R. Asplund
                                              David R. Asplund, President


By:   /s/ David R. Asplund
       David R. Asplund

By:   /s/ Thomas Duszynski
       Thomas Duszynski

By:   /s/ David M. Matteson
       David M. Matteson

By:   /s/ Brian D. Porter
       Brian D. Porter

By:   /s/ John T. Porter
       John T. Porter